Exhibit 99.1

NEWS RELEASE FOR
IMMEDIATE RELEASE

ZEMEX CORPORATION AGREES TO BE ACQUIRED
FOR US$8.80 PER SHARE

Toronto, Canada – March 3, 2003 – Zemex Corporation (NYSE, TSX: ZMX) Zemex Corporation announces that it has entered into an arrangement agreement with Cementos Pacasmayo S.A.A. (“Pacasmayo”), a publicly listed corporation in Peru pursuant to which a company controlled by Pacasmayo will acquire all of the outstanding common shares of Zemex for a cash price of US$8.80 per share. The value of the transaction, including Zemex’s debt, is approximately US$100 million.

“We believe this transaction reflects significant value recognition for our shareholders, representing a premium of 56% over the twenty day weighted average trading price of Zemex shares on the New York Stock Exchange,” stated R. Peter Gillin, President and Chief Executive Officer of Zemex. “Zemex employees will also have the opportunity to help build Pacasmayo’s industrial minerals platform in North America.”

The Board of Directors has approved the acquisition which is being effected by a Plan of Arrangement conditional upon regulatory and securityholder approvals and the approval of the Ontario court. In reaching its determination to recommend this transaction to securityholders, the Board assessed many factors including recent and historical trading prices, valuation indicators and the corporation’s business prospects and outlook. The Board has also received an opinion from TD Securities Inc. that the consideration under the transaction is fair from a financial point of view to Zemex’s shareholders. The written fairness opinion of TD Securities Inc. will be included in meeting materials to be sent to securityholders.

Pacasmayo has also entered into support agreements with The Dundee Bank, a wholly-owned subsidiary of Dundee Bancorp Inc., Zemex’s largest shareholder, and directors and senior officers of Zemex, together holding approximately 46% of the fully diluted number of shares outstanding under which they agree to vote their shares in favor of the transaction.

In the event that the Arrangement Agreement is terminated as a result of certain events, including acceptance of a superior proposal or a breach of covenant by Zemex, Zemex has agreed to pay Pacasmayo a break-up fee of US$3 million. Pacasmayo has agreed to pay Zemex a walk-away fee of the same amount in the event the Arrangement Agreement is terminated by Zemex as a result of a breach of covenant by Pacasmayo.

Securityholders will be asked to approve the transaction at a meeting that is expected to be held in early May, following which Zemex will seek court approval. The transaction is expected to be effective by the end of May. Documentation will be filed with the United States Securities and Exchange Commission. It is expected that the meeting materials will be mailed to securityholders in early April.

Pacasmayo is related to the Hochschild Organization, which has a long-standing history in mining and other industrial activities, principally in South America. This transaction represents a major strategic entry for Pacasmayo into the North American market. Pacasmayo has completed due diligence prior to entering into the Arrangement Agreement and will finance the acquisition through cash on hand and bank borrowings. Kapital Corp, a private investment and advisory firm, acted as the exclusive financial advisor to Pacasmayo on this transaction.

Zemex Corporation is a diversified producer of industrial minerals and specialty products and, through its Alumitech division, reprocesses aluminum drosses. Zemex currently operates facilities across the United States and Canada. Its products are used in a variety of commercial applications and are sold throughout the United States, Canada and Europe.

In connection with this transaction, Zemex intends to file a proxy circular and other materials with the Securities and Exchange Commission. Securityholders are urged to read the proxy circular and these other materials when they become available because they will contain important information. Securityholders may obtain a free copy of the proxy circular and these other materials when they become available, as well as other materials filed with the Securities and Exchange Commission concerning Zemex at the Securities and Exchange Commission web site at http://www.sec.gov. Securityholders of Zemex may also obtain for free the proxy circular and other documents filed by Zemex with the Securities and Exchange Commission in connection with the above-described transactions by directing a request to Zemex at 95 Wellington Street West, Suite 2000 Toronto, Ontario M5J 2N7; Attention: The Secretary.

Zemex and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Zemex stockholders with respect to the Plan of Arrangement. Information regarding these directors and executive officers and their ownership of Zemex common stock is contained in the proxy statement for Zemex’s 2002 annual meeting of stockholders. Additional information regarding these directors and executive officers and their interests will be included in the proxy statement.

As previously announced Management will conduct a conference call at 10:00 a.m. ET on Tuesday, March 4, 2003. The call will include a discussion of the proposed acquisition as well as a review of the Company’s 2002 results. Investors and interested parties may participate on the call by dialing 303-436-9226. A rebroadcast of the call will be available until the close of business on March 10, 2003 by dialing 303-590-3000 and entering passcode 529023.

For further information, please contact:	R. Peter Gillin, Zemex Corporation President and Chief Executive Officer (416) 815-3171

This press release may contain “Forward-Looking Statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward statements include statements regarding the intent, belief or current expectation of the Corporation and members of its senior management team, including, without limitation, expectations regarding completion of the acquisition. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by the Corporation.

2